SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2010

MERIDIAN BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Ohio	0-14902	31-0888197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No. )

3471 River Hills Drive, Cincinnati, Ohio	45244
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (513) 271-3700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On November 12, 2009, the Compensation Committee of the Board of Directors of Meridian Bioscience, Inc. (the “Company”) awarded restricted shares to the Company’s management group under the 2004 Equity Compensation Plan that were subject to the attainment by the Company of a Net Earnings target for fiscal 2010. On September 30, 2010, the Compensation Committee of the Board of Directors converted these awards to time-vested shares that will vest in full on November 12, 2013.  The total value of the grant is approximately $1.1 million, based on 52,725 shares awarded. The following table summarizes the restricted stock awards for the Company’s Named Executive Officers (as that term is defined under Item 402 of Regulation S-K) that were converted by this Compensation Committee action.

Named Executive Officer	No. of Shares of Converted Stock
John A. Kraeutler Chief Executive Officer	5,000

Melissa A. Lueke Executive Vice President, Chief Financial Officer and Secretary	3,750

William J. Motto Executive Chairman of the Board of Directors	5,000

Antonio A. Interno Senior Vice President, President and Managing Director, MBE	3,750

Richard L. Eberly Executive Vice President, President Meridian Life Science	3,750

The Compensation Committee chose to convert this award from performance-based to time-vested restricted shares because the Net Earnings target was not achieved under either the Company’s fiscal 2010 or fiscal 2009 Corporate Incentive Plan, despite the achievement in fiscal 2010 of several strategic initiatives that position the Company for future growth, including, but not limited to, the launch of the Company’s first product on its novel molecular platform, illumigeneTM, and the acquisition of the Bioline group of companies.  The Compensation Committee believes that this award evidences the Board’s continued support and desire to invest in the Company’s leadership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERIDIAN BIOSCIENCE, INC.

Date: October 5, 2010	By:	/s/ Melissa Lueke
Melissa Lueke
Executive Vice President and Chief Financial Officer
(Principal Accounting Officer)